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                                                                    EXHIBIT 23.3




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Clarus Corporation:



We consent to the incorporation by reference in the registration statement (No.333-42602) on Form S-8 of Clarus Corporation of our report dated April 23, 2004, relating to the statements of financial condition of the Global Employee Stock Purchase Plan of Clarus Corporation as of December 31, 2003 and 2002, and the related statements of operations and changes in Plan equity for each of the years in the three-year period ended December 31, 2003,which report appears in the December 31, 2003, annual report on Form 11-K of Clarus Corporation included as Exhibit 99.1 to amendment no. 1 to the annual report on Form 10-K/A of Clarus Corporation for the year ended December 31, 2003.


                                               /s/ KPMG LLP

         Atlanta, Georgia
         April 23, 2004